EXHIBIT 10.5

GOVERNMENT OF PUERTO RICO

PUERTO RICO ELECTRIC POWER AUTHORITY

AMENDMENT NO. 4 TO EMERGENCY MASTER SERVICE AGREEMENT FOR

PREPA’S ELECTRICAL GRID REPAIRS - HURRICANE MARIA

APPEAR

AS FIRST PARTY: The Puerto Rico Electric Power Authority (PREPA), a public corporation and government instrumentality of the Commonwealth of Puerto Rico, created by Act 83 of May 2, 1941, as amended, represented in this act by its Executive Director, Justo Luis Gonzalez Torres, of legal age, married, engineer and resident of Juana Díaz, Puerto Rico.

AS SECOND PARTY: Cobra Acquisitions LLC (Contractor), a limited liability company organized and existing under the laws of the State of Delaware with a place of business at 14201 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, herein represented by Arty Straehla, of legal age, married, and a resident of Oklahoma City, Oklahoma.

WHEREAS: On October 19, 2017, PREPA and the Contractor entered into an Emergency Master Service Agreement for PREPA’s Electrical Grid Repairs – Hurricane Maria (the “Original Contract).

WHEREAS: PREPA and the Contractor executed an Amendment No. 1 to the Original Contract dated November 1, 2017, an Amendment No. 2 to the Original Contract dated as of December 8, 2017 and an Amendment No. 3 to the Original Contract dated December 21, 2017 (the Original Contract, as so amended, the “Contract”).

WHEREAS: PREPA and the Contractor agree that a further amendment to the Contract is necessary, including to Article 3.

WITNESSETH

In consideration of the mutual covenants hereinafter stated, the Parties agree as follows:

TERMS AND CONDITIONS

1.	PREPA and the Contractor agree that Article 3 of the Original Contract is hereby amended by striking the dollar amount of “$200,000,000 (Contract Amount)” appearing on the seventh (7th) line of such article and replacing it with the following dollar amount: “$445,429,800 (Contract Amount)”.

Amendment No. 4 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs – Hurricane Maria

2.	PREPA and the Contractor agree that Article 39 of the Original Contract is hereby amended by striking the third paragraph thereof.

3.	As further required by Section XI of Joint Memorandum 2017-001 by the Governor’s Chief of Staff (the “Chief of Staff”) and the Office of Management and Budget, the Parties agree to insert the following Article 72 to the Contract:

ARTICLE 72: Interagency Services

Both contracting Parties acknowledge and accept that the contracted services may be rendered to any entity of the Executive Branch with which the contracting entity enters into an interagency agreement with or as determined by the office of the Chief of Staff. These services shall be rendered under the same terms and conditions with respect to work hours and compensation, as set forth in this agreement. For purposes of this provision, the term “entity of the Executive Branch” includes all agencies of the Government of Puerto Rico as well as all instrumentalities and public corporations and the Office of the Governor.

4.	As further required by Section XI of Joint Memorandum 2017-001 by the Governor’s Chief of Staff and the Office of Management and Budget, the Parties agree to insert the following Article 73 to the Contract:

ARTICLE 73: Termination by Chief of Staff

The office of the Chief of Staff shall have the authority to terminate this Contract at any time. In the event the Chief of Staff exercises this authority, such termination shall be deemed a termination by PREPA under Articles 14 and 15.

5.	A new exhibit is hereby added to the Contract in the form of Exhibit B-1 attached hereto, such Exhibit B-1 to be effective on January 1, 2018.

6.	The Parties agree that PREPA will make payment for the work performed under this Amendment on a Time and Material basis at the rates set forth in Exhibit B-1, and the total amount to be paid under this Amendment shall not exceed the Contract Amount. PREPA shall have no obligation to pay the Contractor any amounts in excess of the Contract Amount. The Contractor will be the only one responsible for any work it or any of its subcontractors, if any, does in excess of the Contract Amount.

Amendment No. 4 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs – Hurricane Maria

7.	Within 10 days of the execution of this Amendment the Contractor shall obtain and submit the following documents and certifications, provided, however, that if Cobra provides evidence that it submitted a timely request for a document or certification from the applicable government office and said office is unable to provide the document or certification in time for Cobra to meet the 10 day deadline, such circumstances shall constitute an excusable delay and Cobra shall submit the document or certification immediately upon receipt from the government office:

A.	The Contractor shall submit the following certifications issued by the Treasury Department of Puerto Rico: (a) a Certification which indicates that the Contractor does not owe taxes to the Commonwealth of Puerto Rico, or is paying such taxes by an installment plan and is in full compliance with its terms; (b) an Income Tax Return Filing Certificate, issued by the Treasury Department of Puerto Rico assuring that the Contractor has filed his Income Tax Return for the last five (5) years; (c) a Sales and Use Tax Filing Certificate assuring that the Contractor has filed his Puerto Rico Sales and Use Tax for the last sixty (60) contributory periods; (d) a Certificate of Merchant’s Registration;

B.	Certifications issued by the Municipal Revenues Collection Center (MRCC): (a) a Certification assuring that the Contractor does not owe any tax accruing during the last five (5) years to such governmental agency or other documentation acceptable to PREPA providing evidence that any taxes allegedly owed are currently under administrative review, and; (b) a Personal Property Tax Filing Certification that indicates that the Contractor has filed their Personal Property Tax Return for the last five (5) contributory terms.

C.	The Contractor also certifies it does not have outstanding debts regarding its treatment of unemployment insurance premiums, workers’ compensation payments, Social Security for chauffeurs in Puerto Rico.

D.	The Contractor shall submit a Certification issued by ASUME assuring that the Contractor is in compliance with the withholdings required by law as an employer.

E.	Contractor shall submit a Certificate issued by the Department of Labor and Human Resources of Puerto Rico assuring that the Contractor has paid to the Department of Labor and Human Resources of Puerto Rico its employees’ contributions accruing during the last five (5) years, in accordance with the Puerto Rico Employment Security Act (unemployment, temporary disability or sickness or social security for drivers/chauffeurs); or is paying such contributions by an installment plan in full compliance with its terms.

Amendment No. 4 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs – Hurricane Maria

F.	Contractor shall submit a Good Standing Certificate issued by the Department of State of Puerto Rico.

G.	Contractor shall provide a Certificate of Incorporation or Certificate of Organization or Certificate of Authorization to do Business in Puerto Rico issued by the Puerto Rico Department of State; and Good Standing Certificate issued by the Puerto Rico Department of State.

H.	Contractor shall submit a sworn statement whereby it shall inform whether it or any president, vice-president, director, executive director or member of a board of officials or board of directors, or persons that or any person performing equivalent functions for Contractor has been convicted of or has pled guilty to any of the crimes listed in Article 6.8 of Act 8-2017, as amended, known as the Act for the Administration and Transformation of Human Resources in the Government of Puerto Rico or any of the crimes included in Act 2-2018.

It is expressly acknowledged that the certifications provided by the Contractor, pursuant to this Article 7 of this Amendment, are essential conditions of this Contract, and if these certifications are incorrect, Contractor shall be in breach of the Contract. If the status of the Contractor with regards to the charges previously mentioned in this Clause H should change at any time during the term of the Contract, the Contractor shall notify PREPA promptly. The failure to comply with this responsibility constitutes a violation of this section and a breach of the contract.

8.	Anti-corruption Code for a New Puerto Rico: Contractor agrees to comply with the provisions of Act 2-2018, known as the Anti-Corruption Code for a New Puerto Rico, as the same may be amended from time to time.

9.	Government Ethics Act: The Contractor hereby certifies that it is in compliance with Act 1 of January 3, 2012, as amended, known as the Ethics Act of the Government of Puerto Rico, which, stipulates that, no employee or executive of the Contractor, nor any member of his/he immediate family (spouse, dependent children or other members of his/her household or any individual whose financial affairs are under the control of the employee) shall have any direct or indirect pecuniary interest in the Services to be rendered under this Agreement, except as may be expressly authorized by the Governor of Puerto Rico in consultation with the Secretary of Treasury and the Secretary of Justice of the Government.

Amendment No. 4 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs – Hurricane Maria

10.	Certification as to No Conviction: Contractor hereby certifies that it has not been convicted in Puerto Rico or United States Federal court for under Articles 4.2, 4.3 or 5.7 of Act 1-2012, as amended, known as the Organic Act of the Office of Government Ethics of Puerto Rico, any of the crimes listed in Articles 250 through 266 of Act 146-2012, as amended, known as the Puerto Rico Penal Code, any of the crimes typified in Act 2-2018, as amended, known as the Anti-Corruption Code for a New Puerto Rico or any other felony that involves misuse of public funds or property, including but not limited to the crimes mentioned in Article 6.8 of Act 8-2017, as amended, known as the Act for the Administration and Transformation of Human Resources in the Government of Puerto Rico. PREPA shall have the right to terminate the agreement in the event Contractor is convicted in Puerto Rico or United States Federal court for any of the crimes specified in this paragraph. Contractor shall promptly inform PREPA of any conviction or guilty plea for any of the aforementioned crimes during the term of this Contract.

11.	Certification of Government Agreements: The Contractor hereby certifies that, at the time of execution of this Agreement, it does not have any other material agreement for services with any agency, public corporation, municipality, or instrumentality of the Government of Puerto Rico.

12.	Employees not to Benefit: The Parties hereby declare that, to the best of their knowledge, no public officer or employee of the Commonwealth of Puerto Rico, its agencies, instrumentalities, public corporations or municipalities or employee of the Legislative or Judicial branches of the Government has any direct or indirect interest in the present Agreement. The Contractor certifies that neither it nor any of its partners, directors, executives, officers, and employees receives salary or any kind of compensation for the delivery of regular services by appointment in any agency, instrumentality, public corporation, or municipality of the Commonwealth of Puerto Rico.

13.	Equal Opportunity: Contractor certifies that it will not discriminate on the basis of race, color, national origin, sex, religion, age, disability, veteran status or in any way otherwise prohibited by law and will indemnify PREPA against any claims arising from such unlawful discrimination by Contractor.

14.	Contractor warrants that the scope of work as provided pursuant to the Contract, including this and all Amendments is performed consistent with all applicable FEMA laws, regulations, and eligibility guidelines and only includes work which is eligible for FEMA reimbursement assistance.

Amendment No. 4 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs – Hurricane Maria

15.	Any financial records, supporting documents, and statistical records in relation with the Contract and this Amendment Four must be retained according to PREPA’s Policy for Conservation and Retention of Documents (Revised 2012) that establishes a period of retention (15 years, of which the last five will be after the audit of the Office of the Inspector General) greater than that required by FEMA and the 2 CFR §200. The 2 CFR §200.333 will apply to any record or document not mentioned or covered in PREPA’s Policy.

16.	PREPA and the Contractor agree that Article 14(1) of the Original Contract is hereby amended by striking “thirty (30)” on the fourth (4th) line of such article and replacing it with “ten (10)”.

17.	The Parties agree that this Contract as amended is not a professional service contract and that no professional services will be rendered by Contractor hereunder.

18.	Except as set forth herein, the Contract remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on and effective as of this 28 day of January, 2018.

Puerto Rico Electric Power Authority	Cobra Acquisitions LLC

/s/ Justo L. González Torres	/s/ Arty Straehla
Justo Gonzalez	Arty Straehla
Executive Director	Chief Executive Officer
Employer Social Security xx-xxxxxxx	Employer ID Number xx-xxxxxxx

EXHIBIT B-1

Contractor’s Rate Schedule

Line Item	QTY	Billable Daily Rate	Extended Daily billable rate	77 days
Blended rate, skilled linemen and equipment, Transmission/Distribution/Substation	662	$3,760.00	$2,489,120.00	$191,662,240.00
550 Man Camp, All inclusive/lodging, power, water, meals, laundry	1.8	$142,600.00	$256,680.00	$19,764,360.00
Security Team	140	$1,840.00	$257,600.00	$19,835,200.00
Logistics team (Island)	50	$2,300.00	$115,000.00	$8,855,000.00
Management Team, Operations & Safety	30	$2,300.00	$69,000.00	$5,313,000.00
Total of Minimum requirements	882.8		$3,187,400.00	$245,429,800.00

Mobilization/Demobilization shall be reimbursed at cost

All reimbursable shall be reimbursed at cost

Contemporaneously with the execution of the Original Contract, PREPA paid to Contractor a lump sum payment in the amount of $15,000,000 (the “Deposit”), to be applied to the final invoices.

All amounts due to the Contractor under this Contract will be paid by wire transfer in U.S. Dollars in immediately available funds to the account provided to PREPA in writing unless and until PREPA receives written notice in accordance with the terms of this Contract of a change in such account instructions.

Any expenses of Contractor that are not specifically listed in this Exhibit B-1 shall be subject to a specific work order to be provided to PREPA by Contractor for approval before such expenses are incurred by Contractor.

In the event that any amounts to be paid to Contractor under this Contract are subject to any taxes (including withholding) imposed by any governmental authority of Puerto Rico in excess of 8.5% and Contractor has not obtained an exemption from such taxes, the amount to be paid to Contractor shall be increased by an amount that, after the payment of such taxes, leaves Contractor with the amount that Contractor would have received if Contractor had been exempt from all such taxes.